Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORUM OILFIELD TECHNOLOGIES, INC.

The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 10, 2005, under the name “NuWave Energy Technologies, Inc.” Pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 20, 2005, the name of the Corporation was changed to “Cornerstone Oilfield Services, Inc.” Pursuant to a second Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 19, 2005, the name of the Corporation was changed to “Forum Oilfield Technologies, Inc.” (the “Corporation”). Pursuant to an Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on April 27, 2007, the Certificate of Incorporation was amended and restated in its entirety.

This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The text of the First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Forum Energy Technologies, Inc.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 8,100,000, consisting of (i) 8,000,000 shares of common stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) 100,000 shares of preferred stock of the par value of one cent ($0.01) per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

I. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock as may be designated by resolution of the Board with respect to any series of Preferred Stock as authorized herein.

2. Voting. Each share of Common Stock is entitled to one vote. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

II. PREFERRED STOCK

1. Issuance and Reissuance. Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

2. Blank Check Preferred. Subject to any vote expressly required by this Second Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH: To the extent not provided for in this Second Amended and Restated Certificate of Incorporation, the nominations, qualifications, tenure and vacancies of the directors shall be as set forth in the bylaws of the Corporation. Election of directors need not be by written ballot. The number of directors which shall constitute the entire Board shall be fixed from time to time by a majority of the directors then in office. Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the bylaws of the Corporation may be altered, amended or repealed and new bylaws may be adopted by the Board, unless the bylaws of the Corporation limit or eliminate the Board’s power to amend, alter or repeal the bylaws or to adopt new bylaws.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Indemnification and Insurance.

(i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Article EIGHTH, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date this Second Amended and Restated Certificate of Incorporation is effective and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article EIGHTH or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article EIGHTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Second Amended and Restated Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(v) Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

(vi) Nature of Rights. The rights conferred upon indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Second Amended and Restated Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment thereof are subject to such right of the Corporation.

TENTH:

1. Renouncement of Business Opportunities. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the SCF Group participates or desires or seeks to participate in and that involves any aspect of the energy equipment or services business or industry (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to an SCF Nominee solely in such Person’s capacity as a director or officer of the Corporation or its Subsidiaries and with respect to which no other member of the SCF Group (other than an SCF Nominee) independently receives notice or otherwise identifies such Business Opportunity, or (ii) is identified by any member of the SCF Group solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No member of the SCF Group, including any SCF Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the SCF Group may pursue a Renounced Business Opportunity. Notwithstanding anything to the contrary in this Article TENTH, the Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Article TENTH.

2. Consent. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

3. Interpretation. As used in this Article TENTH, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(b)	“Person” means an individual or a corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.

(c)	“SCF Group” means SCF-V, L.P., SCF-VI, L.P. and SCF-VII, L.P., any of their respective Affiliates (other than the Corporation and its Subsidiaries), any SCF Nominee and any portfolio company in which any of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. has an equity investment of at least 5% of the voting securities (other than the Corporation and its Subsidiaries).

(d)	“SCF Nominee” means any equity investor, officer, director, employee or agent of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. or any of their respective Affiliates (other than the Corporation or its Subsidiaries) who serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.

(e)	“Subsidiary” means, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.

4. Amendment. Prior to the termination of this Article TENTH in accordance with subsection 5 below, any proposed amendment, alteration or repeal of this Article TENTH, or the adoption of any provision inconsistent with this Article TENTH, shall require the approval of at least 80% of the voting power of the outstanding stock of the Corporation entitled to vote thereon.

5. Term. The provisions of this Article TENTH shall terminate and be of no further force and effect at the first time following the effective date of this Second Amended and Restated Certificate of Incorporation as no SCF Nominee served as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries for a continuous period of one year.

6. Severability. If any provision of this Article TENTH or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Article TENTH and the application of such provision to other Persons and circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by law.

ELEVENTH:

1. As used in this Article ELEVENTH of this Second Amended and Restated Certificate of Incorporation, the following definitions shall apply:

(a)	“Restricted Shares” means each share of Common Stock of the Corporation issued, or transferred from the treasury shares of the Corporation, on or after August 2, 2010 (including by merger, consolidation or otherwise or upon exercise of any warrant or option);

(b)	“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of August 2, 2010 by and among the Corporation and the stockholders party thereto, as amended from time to time in accordance with the terms thereof.

2. To the fullest extent permitted by law, each holder of one or more Restricted Shares shall be subject to the provisions (including all transfer restrictions) set forth in Article 2 of the Stockholders Agreement (“Article 2”) as amended from time to time in accordance with the terms of the Stockholders Agreement. For purposes of applying this paragraph:

(a)	the provisions of Article 2, and each of the defined terms in the Stockholders Agreement, in each case as amended from time to time in accordance with the Stockholders Agreement, are incorporated herein by reference for purposes of applying this Article ELEVENTH;

(b)	in addition to each person or entity defined as a “Stockholder” in accordance with the terms of the Stockholders Agreement, each holder of Restricted Shares shall also be deemed a “Stockholder” as that term is used in the Stockholders Agreement;

(c)	references in Article 2 of the Stockholders Agreement to “Capital Stock” and “Common Stock” held or owned by a Stockholder shall, for purposes of this paragraph, be deemed to include (i) Restricted Shares and (ii) if such Stockholder is a party to or is otherwise bound by the provisions of the Stockholders Agreement (in accordance with its terms and absent the provisions of this Article ELEVENTH), any other shares of capital stock of the Corporation held or owned by such Stockholder;

(d)	references in Article 2 to “this Agreement,” “herein,” “hereto” and words of similar effect shall, for purposes of applying this Article ELEVENTH, instead refer to this Article ELEVENTH and the provisions of the Stockholders Agreement binding on holders of Restricted Shares by reason of this Article ELEVENTH; and

(e)	except as otherwise provided in the preceding clauses (b), (c) and (d), all defined terms referenced in Article 2 of the Stockholders Agreement shall have the meaning set forth in such Article 2 or in the other provisions of the Stockholders Agreement.

For the avoidance of doubt, if a holder of Restricted Shares is bound to the provisions of the Stockholders Agreement absent the provisions of this Article ELEVENTH, such holder shall be bound to the terms of such Stockholders Agreement, in addition to being bound by the provisions of this Article ELEVENTH.

3. Each certificate representing one or more Restricted Shares shall include a legend referencing the restrictions set forth herein.

4. The provisions of this Article ELEVENTH shall terminate upon (i) the termination of Article 2 in accordance with the terms of the Stockholders Agreement or (ii) the execution of a certification by the Secretary of the Corporation that each holder of Restricted Shares is a party to the Stockholders Agreement.

5. In case of an ambiguity in the application of any provision set forth in this Article ELEVENTH or in the meaning of any term or definition set forth in, or incorporated by reference in, this Article ELEVENTH, the Board, or a committee of the Board, shall have the power to determine the application of any such provision or any such term or definition with respect to any situation based on the facts reasonably believed in good faith by it. A determination of the Board (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.

6. If any provision of this Article ELEVENTH or the application thereof to any person or entity or circumstance is held invalid or unenforceable to any extent, the remainder of this Article ELEVENTH and the application of such provision to other persons, entities and circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by law.

7. The Secretary of the Corporation shall retain a copy of the Stockholders Agreement on file at the principal executive office of the Corporation, and a copy of the Stockholders Agreement shall be provided, without charge, to any stockholder who makes a request therefor.

8. Any proposed amendment, alteration or repeal of this Article ELEVENTH, or the adoption of any provision inconsistent with this Article ELEVENTH, shall require the approval of at least 80% of the voting power of the outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, Forum Oilfield Technologies, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 2nd day of August, 2010.

FORUM OILFIELD TECHNOLOGIES, INC.

By:	/s/ James Harris
James Harris
Senior Vice President and Chief Financial Officer